Exhibit 12.1

                   MOTOR COACH INDUSTRIES INTERNATIONAL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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

                                                  -------------------------------------------------
                                                    2000       1999      1998      1997      1996
                                                  --------    -------   -------   -------   -------
WITH PUSH-DOWN
Income (loss) from continuing operations before
    provision (benefit) for income taxes          $(75,386)   $14,273   $46,439   $37,794   $26,598

Add:
    Interest expense, including amortization        60,155     58,851    47,944    45,888    39,184
    Rent expense (one-third)                         1,242      1,451     1,356     1,128     1,147
                                                  --------    -------   -------   -------   -------

       Earnings, as adjusted                      $(13,989)   $74,575   $95,739   $84,810   $66,929
                                                  ========    =======   =======   =======   =======

Fixed charges:
    Interest expense, including amortization      $ 60,155    $58,851   $47,944   $45,888   $39,184
    Rent expense (one-third)                         1,242      1,451     1,356     1,128     1,147
                                                  --------    -------   -------   -------   -------

       Fixed charges                              $ 61,397    $60,302   $49,300   $47,016   $40,331
                                                  ========    =======   =======   =======   =======

Ratio of earnings to fixed charges                    --          1.2       1.9       1.8       1.7
                                                  ========    =======   =======   =======   =======

Coverage deficiency                               $(75,386)
                                                  ========

WITHOUT PUSH-DOWN
Income from continuing operations before
    provision for income taxes                    $(75,386)   $25,874   $71,633   $59,429   $46,148

Add:
    Interest expense, including amortization        60,155     47,250    22,750    24,253    19,634
    Rent expense (one-third)                         1,242      1,451     1,356     1,128     1,147
                                                  --------    -------   -------   -------   -------

       Earnings, as adjusted                      $(13,989)   $74,575   $95,739   $84,810   $66,929
                                                  ========    =======   =======   =======   =======

Fixed charges:
    Interest expense, including amortization      $ 60,155    $47,250   $22,750   $24,253   $19,634
    Rent expense (one-third)                         1,242      1,451     1,356     1,128     1,147
                                                  --------    -------   -------   -------   -------

       Fixed charges                              $ 61,397    $48,701   $24,106   $25,381   $20,781
                                                  ========    =======   =======   =======   =======

Ratio of earnings to fixed charges                    --          1.5       4.0       3.3       3.2
                                                  ========    =======   =======   =======   =======

Coverage deficiency                               $(75,386)
                                                  ========
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